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                                                                      EXHIBIT 99


FOR:                  JOHNSTON INDUSTRIES, INC.

FROM:                 MARTIN SKALA, VP
                      PORTER, LEVAY & ROSE, INC.
                      (212) 564-4700

COMPANY               JAMES J. MURRAY, CHIEF FINANCIAL OFFICER
CONTACT:              (706) 641-3140

                                                           FOR IMMEDIATE RELEASE


                JOHNSTON INDUSTRIES REPORTS FIRST QUARTER RESULTS
                         ADOPTS SHAREHOLDER RIGHTS PLAN


         COLUMBUS, GA, MAY 5 -- Johnston Industries, Inc. (NYSE: JII), a leading domestic manufacturer of industrial, home furnishings and hospitality textiles, today announced results for the first quarter ended April 3, 1999. The company also announced the adoption of a Shareholders Rights Plan.

         The company reported a net loss for the quarter of $1,747,000, or 16 cents per basic and diluted share, on revenues of $65,032,000, compared with a net loss of $935,000. or nine cents per basic and diluted share, on revenues of $79,839, 000 for the first quarter of 1998.

         The lower sales in 1999 are attributable to weaknesses in indirect exports and in many of the company's domestic upholstery and home furnishings markets.


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         Clark Ogle, president and CEO, stated, "Our first quarter performance was a mixed bag from an operating standpoint, although our favorable cash flow enabled us to reduce debt by $1,569,000, further deleveraging the balance sheet. Our Finished Fabrics Division had its best quarter since the 1997 realignment, overcoming weak upholstery markets to post a $2.5 million profit improvement over the first quarter of 1998. However, our Greige Fabrics Division was not able to overcome weak demand in its home furnishings and upholstery markets. The Greige Fabrics Division, which carried this company for a long time, is aggressively trying to reestablish its market position while controlling costs and inventory levels. Our Fiber Products Division rebounded quickly from the fire in the DeWitt plant and should resume its upward profitability trends, though at a reduced level due to lower cotton prices. Johnston Industries Composite Reinforcements had its strongest quarter ever and is well on the way to attaining the critical mass necessary to become a real contributor."

         In a separate announcement, the company said that it has declared a dividend of one Preferred Share Purchase Right on each outstanding share of its common stock.

         In commenting on the Shareholder Rights Plan, Mr. Ogle, noted, "The Rights are designed to assure that all of our stockholders receive fair and equal treatment in the event of any proposed takeover of the company and to guard against partial tender offers, squeezeouts, open market accumulations and other abusive tactics to gain control of the company without paying all stockholders the same control premium. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the company to negotiate with the Board prior to attempting a takeover."

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         The Rights will be exercisable only if a person or group acquires 20%
or more of the company's common stock or announces or commences a tender offer for 20% or more of the common stock; provided that the acquisition of more than 20% but not more than 30% of the company's common stock with the express written approval of the Board of Directors of the company and certain defined transactions engaged in by certain existing stockholders of the company will not result in the Rights becoming exercisable. Once the Rights become exercisable, each Right will entitle stockholders (other than the person or group acquiring 20% or more of the company's common stock) to buy shares, or fractions of shares, of a new series of junior participating preferred stock of the company at an exercise price of $12, which preferred shares will have a market value of twice that price.

         In addition, if the company is acquired in a merger or other business combination transaction after a person has acquired 20% or more of the company's common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price.

         Following the acquisition by a person or group of beneficial ownership of 20% or more of the company's common stock, the Board of Directors may exchange the Rights (other than the Rights owned by such person or group), in whole or in part, for shares of common stock of the company at an exchange ratio equal to the then-market exercise price of the Rights divided by the then market price of the common stock.

         Prior to the acquisition by a person or group of beneficial ownership of 20% or more of the common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

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         The Board of Directors is also authorized to amend the terms of the
Rights, prior to the acquisition by a person or group of beneficial ownership of 20% or more of the common stock and without the approval of the holders of Rights, in any manner, including to reduce the 20% threshold.

         The dividend distribution will be payable to stockholders of record on May 17, 1999 and distributed immediately following listing of the Rights with the New York Stock Exchange. The Rights will expire ten years from the date of distribution. The Rights distribution is not taxable to stockholders.

         Johnston Industries, Inc. manufactures and markets textile fabrics through four operating divisions. One of its operating subsidiaries, Johnston Industries Composite Reinforcements, Inc. makes Vectorply(R) and other sophisticated non-crimp multiaxial reinforcing fabrics from fiberglass, carbon and aramid fibers used in a Wide variety of applications.

This press release contains statements of a forward-looking nature regarding future events, These statements are only predictions and actual events may differ materially. Please refer to documents that Johnston files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.







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                   JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                                                                        FOR THE THREE MONTHS ENDED
                                                                        --------------------------
                                                                        4/3/99                 4/4/98
                                                                        ------                 ------
Net sales                                                           $65,032,000             79,839,000

Costs and Expenses:
   Cost of Sales                                                     57,730,000             70,060,000
   Selling, General and Administrative                                6,559,000              7,053,000
   Amortization of Goodwill                                             157,000                157,000
   Restructuring and Impairment Charges                                      --                100,000
                                                                    -----------            -----------
Total Costs and Expenses                                             64,446,000             77,370,000
                                                                    -----------            -----------
Income from Operations                                                  586,000              2,469,000

Other Expenses (Income):
   Interest Expense                                                   3,118,000              3,213,000
   Interest Income                                                     (228,000)               (79,000)
   Other -- Net                                                         456,000                668,000
                                                                    -----------            -----------
       Total Other Expenses -- Net                                    3,346,000              3,802,000

Equity in earnings of equity investees                                  158,000                     ---
                                                                    -----------            ------------

Loss Before Benefit For Income Taxes                                 (2,602,000)            (1,333,000)

Benefit for Income Taxes                                               (855,000)              (398,000)
                                                                    ------------           ------------
Net loss                                                            $(1,747,000)           $  (935,000)
                                                                    ============           ============

Net Loss Per Common Share:
  Basic and Diluted                                                 $     (0.16)           $     (0.09)
                                                                    ============           ============

Weighted Average Number of Common and
   Common Equivalent Shares outstanding                              10,722,000             10,743,000
                                                                    ===========            ===========



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SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

                                                                        4/3/99                     1/2/99
                                                                        ------                     ------
ASSETS:
Cash and Cash Equivalents                                             1,525,000               $   1,231,000

Accounts and Notes Receivable
   net of Allowance for Doubtful Accounts
     of $1,392,000 and $1,442,000                                    35,982,000                  34,768,000

Inventories                                                          57,300,000                  58,079,000

Total Current Assets                                                104,136,000                 102,226,000

Total Assets                                                        217,254,000                 219,539,000


LIABILITIES AND STOCKHOLDERS EQUITY:

Total Current Liabilities                                           105,221,000                 101,148,000

Long-Term Debt-- Less Current Maturities                             47,176,000                  51,109,000

Total Stockholders' Equity                                           46,527,000                  48,274,000

Total Liabilities and Stockholders' Equity                          217,254,000                 219,539,000



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1999